                       METROPOLITAN LIFE INSURANCE COMPANY

                                 Code of Ethics

                                   ADDENDUM TO
              THE METROPOLITAN LIFE INSURANCE COMPANY STATEMENT OF
             POLICY WITH RESPECT TO MATERIAL NON-PUBLIC INFORMATION

General Prohibition

These procedures modifying The Metropolitan Life Insurance Company Statement of Policy (the "Policy Statement") With Respect To Material Non-Public Information (the "Addendum") are to cover Investments personnel identified as "Access Persons" as defined below for the purposes of the Investment Company Act of 1940. The purpose of these procedures is to ensure that no Access Person shall purchase or sell, directly or indirectly, any Covered Securities Beneficially Held which such person knows is currently being purchased or sold, or which such person knows is currently being actively considered for the purchase or sale for the Metropolitan Series Fund Portfolios.

Definitions

(a) "Access Persons" are defined as Investments Personnel who, in connection with regular functions or duties, make, participate in, or obtain knowledge in the course of making recommendations regarding the purchase or sale of securities on behalf of the Portfolios of the Metropolitan Series Fund, Inc.

(b) For purposes of reporting personal Covered Securities transactions and holdings, Access Persons will be deemed to have direct or indirect "Beneficial Ownership" or to have directly or indirectly "Beneficially Held" Covered Securities when such securities are held:

     In such Access Person's name;

     In the name of a spouse, a minor child or any relative or relative of a spouse who shares such Access Person's home, absent special circumstances indicating that the Access Person does not obtain benefits substantially equivalent to those of ownership;

     In the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement such Access Person obtains therefrom benefits substantially equivalent to those of ownership (i.e. the ability to exercise a controlling influence over the purchase, sale or voting of such Covered Securities);

     By any partnership, closely held corporation, trust or estate, to the extent of his/her interest therein; or

     By such Access Person as trustee where either such person or members of his/her immediate family have a vested interest in the income or corpus of the trust, or as settlor of a revocable trust.

(c) "Covered Securities" to be reported hereunder include all securities required to be reported on quarterly securities transactions report under MetLife's Policy Statement.

Personal Securities Transactions

Pre-Trade Clearances

No Access Person shall acquire Beneficial Ownership of any Covered Securities in a private placement or limited offering without obtaining a prior written pre-trade clearance from Robert Noll Pre-trade clearance to buy (or sell short) a Covered Security will not imply the clearance for subsequent sale (or short sale). Pre-clearance approvals are valid for 7 calendar days.

No Pre-trade clearance is required for:

1.   Gifts
2.   Redemptions
3.   Exchanges
4.   Exercise of Rights (as opposed to the purchase of sale of a rights)
5. Transactions involved in automatic stock purchase plan or dividend reinvestment plan
6.   Transactions that are non-volitional on the part of Access Persons
7.   Transaction not involving Covered Securities

Initial Public Offerings

No Access Person shall acquire any security in an initial public offering.

Reporting Requirements

Initial Holdings Report

Access Persons must no later than ten (10) calendar days after becoming an access person provide Compliance with an Initial Holdings Report (Form A attached) which lists all Covered Securities directly or indirectly Beneficially Held and any brokerage accounts through which such securities are maintained. The report must contain information as of no more than 30 calendar days from the time submitted.

Quarterly Transaction Reports

Access Persons shall file with Compliance no later than ten (10) calendar days after each calendar quarter, a Quarterly Transactions Report (See "Employee Quarterly Report of Securities Transactions" form attached) which lists all securities transactions during the calendar quarter in which such person has or by reason of such transactions acquires any direct or indirect Beneficial Ownership in a Covered Security.

Annual Holdings Report

Access Persons shall file with Compliance, no later than ten (10) calendar days after the end of the calendar year, an Annual Holdings Report (Form B attached) that contains a cumulative listing of every Covered Security directly or indirectly Beneficially Held by such person as of the end of the reporting calendar year. The information submitted for an Access Person's annual holdings reports must be current as of a date no more than 30 days before such report is submitted.

                        Certification and Acknowledgement
                    (Please return to Compliance Department)

I hereby acknowledge and certify that I have received the Statement of Policy and the Addendum With Respect To Material Non-Public Information of Metropolitan Life Insurance Company and that:

     I have read and understand the Statement of Policy and the Addendum as it is applicable to me;

     I have complied with the requirements of the Statement of Policy and the Addendum; and

     I have or will disclose or report all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Statement of Policy and the Addendum.


Signed:
        ------------------------------             -----------------------------
                (Signature)                                 (Position)

Date:
      --------------------------------

Metropolitan Life Insurance Company
One Madison Avenue, New York, NY  10010-3690

Leonard M. Bakal
Vice-President & Compliance Director
Corporate Ethics & Compliance

Re: Employee Quarterly Report of Securities Transactions - Quarter Ending
    6/30/00

As part of our compliance procedures under the Investment Advisers Act of 1940 and other related federal and state laws, as well as our company policies requiring avoidance of business conflicts of interest, Metropolitan reviews and maintains confidential records of the personal securities transactions of designated employees of the parent company and certain affiliates.

Because of your present position, you are required to complete the form relating to possible personal securities transactions occurring during the calendar year quarter indicated above. The completed form should be copied for your records and the original returned within ten days following the close of the quarter.

Securities transactions required to be reported are the following: every transaction in which you purchased or sold, or otherwise acquired or disposed of any beneficial ownership of, any security including stocks, government bonds (other than direct United States obligations), corporate bonds, options, etc. Beneficial ownership refers to securities held directly by you or in an account in your name, or in the name of your spouse or any of your children or any other relative who shares your home, and over which securities or accounts you exercise any degree of direct or indirect control or influence. Also included are securities held for you or such relatives by others such as brokers, agents, trustees, etc. You must disclose all personal account securities transactions but you are not required to report any mutual fund transactions, including transactions in affiliated mutual funds (i.e., State Street Research or New England Funds), any variable life or variable annuity transactions, or stock dividends and splits.

If you have any questions concerning this reporting procedure for your securities transactions, please contact John Lavelle at (212) 578-4327 or Eileen Fredrickson at (212) 578-8728.

Thank you for your cooperation.

Leonard M. Bakal
Vice-President & Compliance Director
June 30, 2000

                              SECURITIES GUIDELINES

                                  INTRODUCTION

It is unlawful for any person to buy or sell securities on the basis of material nonpublic information, a practice commonly known as "insider trading". The law requires the company to establish, maintain and enforce written policies and procedures reasonably designed to detect the prevent insider trading. The law provides civil and criminal penalties for those who engage in insider trading (and their employers, in certain instances). These penalties can be severe and include treble damages and up to 10 years in jail.

The Securities Guidelines with regard to insider trading apply to transactions by the Company for its general and separate accounts and with respect to other asset for which the Company has investment discretion. These principles also apply to personal securities transactions of employees (whether such employees obtain such information through their affiliation with the Company or otherwise).

Please note that the Company prohibits certain practices even though they may not be unlawful, because they are considered to be poor business practices or to reflect poorly on the Company's reputation for good conduct.

                               PROHIBITED CONDUCT

The Securities Guidelines embody two basic prohibitions:

..    An employee may not trade in securities for his or her own account, directly or indirectly, on the basis of material nonpublic information whether such information is gained in the course of employment or otherwise.

..    In addition, an employee who knows or has reason to believe that the
     Company or any affiliate is purchasing, selling or actively negotiating with respect to a particular security or other investment in an issuer (or guarantor) of securities ("issuer") may not trade for his or her own account, directly or indirectly, in the securities of that issuer until 15 days after any such purchase or sale by the Company or the affiliate without the approval of the Corporate Secretary.

Information is "material" is there is a substantial likelihood that the information would affect the market for the securities or that a reasonable investor would consider this Information should be presumed to be material if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant increases of decreases in orders, merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments and purchases or sales of substantial assets.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will not be held to be material. Among the factors to be considered in determining whether information is actually material are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in the light of its nature, its source and the circumstances under which it was received.

"Nonpublic information" is information that has not been publicly disclosed. Information received about an issuer under circumstances which indicate that it is not yet in general circulation in the marketplace should be deemed to be nonpublic information.

As a rule, before determining that information is public, one should be able to point to some readily demonstrable fact to show that the information is generally available; for example, the lapse of a reasonable period of time after disclosure of such information through a filing with an agency of the government, a press conference or press release or after delivery of the information to a stock exchange, major news agencies, newspapers or appropriate trade publications.

If, after consideration of these rules, you have any questions as to whether the information is material and nonpublic, you should consult with the officer in charge of securities investments in the law department.

What to Do If You Have Material Nonpublic Information

If you have determined that information in your possession is material and nonpublic, you should not purchase or sell the affected securities on behalf of yourself or others, including the Company's general or separate accounts or other accounts managed by the Company.

If the material nonpublic information was obtained in the course of your employment, you should

..    identify the issuer of the securities to which such material nonpublic information pertains to the officer in charge of securities investments in the law department who will decide whether the Company needs to restrict its investments in such issuer. This procedure is required whether the information is obtained in connection with the Company's securities operations, insurance operations (e.g. buying insurance from or selling it to an issuer of securities) or other operations.

..    not communicate the material nonpublic information to anyone other than those Company employees who need to know about such information in connection with their work. Any such communications should make clear the confidential nature of the information.

..    restrict access to the material nonpublic information. For example, files containing such information should be securely maintained in one's own office or placed in limited access files. Access to computer files containing such information should be restricted or specially coded to inhibit improper use of such material.

As long as the information you possess remains material and nonpublic, you must comply with these rules. Once the information has been made public or is no longer material, you should notify the officer in charge of the securities investments section of the law department that the information is now either public or nonmaterial. Once such notification has been made, you are free to trade on and communicate the relevant information, subject to any other applicable restrictions such as the 15 day rule described under Prohibited Conduct above.

Reporting of Personal Securities Transactions

The Company has several reporting and monitoring systems for the personal securities transactions of employees. An individual employee's obligation to comply with the requirements of each such system is based on the employee's duties and the likelihood that the employee may have access to material nonpublic information in the course of his or her employment. Such requirements may include quarterly reports of personal securities transactions and review by the Company of duplicate confirmations of such transactions. Any employee to whom these procedures apply will be advised how to follow them.

                       METROPOLITAN LIFE INSURANCE COMPANY

                       STATEMENT OF POLICY WITH RESPECT TO
                         MATERIAL NONPUBLIC INFORMATION

                             Amended March 20, 2002
                            (Reviewed March 14, 2003)

I.   Introduction

     This Statement of Policy represents the policy of Metropolitan Life Insurance Company ("MetLife") with respect to its directors, officers and employees with regard to material nonpublic information. For ease of reference, directors, officers and employees of MetLife are referred to herein as "Employees". This Statement of Policy is applicable to transactions by MetLife (1) for its general account and separate accounts for which MetLife has day-to-day investment management responsibility, and
     (2) with respect to other assets for which MetLife has day-to-day investment management responsibility. This Statement of Policy also applies to personal securities transactions of MetLife Employees who obtain material nonpublic information either by virtue of their affiliation with MetLife or by other means. As used in this Statement of Policy, "MetLife" includes Metropolitan Life Insurance Company and MetLife Securities, Inc.

II.  Prohibited Conduct

     Court decisions and Securities and Exchange Commission ("SEC") rulings interpreting the federal securities laws make it unlawful for any person to purchase or sell securities on the basis of material nonpublic information, commonly known as "insider trading". The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires all investment adviser and broker-dealers (such as MetLife, MetLife Securities, Inc. ("MSI"), to establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent insider trading. ITSFEA also provides additional penalties for individuals who engage in insider trading as well as their employers, if such employers have failed to establish and enforced adequate procedures. In addition, MetLife prohibits certain practices even though they may not be unlawful because MetLife considers them to be poor business practices or to reflect adversely on MetLife's reputation.

     MetLife's policy is:

A. An Employee may not trade for his or her own account (a "Personal Account")@@/1/@@, directly or indirectly, in securities@@/2/@@ on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public. (See Section V, "MetLife Procedures").

B. An Employee may not trade in securities for or on behalf of an account owned, managed or controlled by MetLife (a "Company Account") on the basis of material information which is gained in the course of employment or which is gained by any other means and which has not been made known to the general public.

C. An Employee may not recommend to any person either in connection with the Employee's employment or otherwise any transactions in any securities on the basis of material information, whether or not gained in the course of such Employee's employment with MetLife and which has not been made known to the general public.

D. An employee may not communicate material nonpublic information to any person except in furtherance of such Employee's lawful duties as an employee of MetLife.

E. In addition, Employees who know or have reason to believe that MetLife or any affiliate is purchasing, selling or actively negotiating with respect to a particular security or other investment in an issuer (or guarantor) (e.g., the provider of a letter of credit for an issuer) of securities (the "issuer") may not trade for his or her Personal Account the securities of that entity until (15) days after any such purchase or sale by MetLife or the affiliate without the approval of the SEC/NASD Compliance Director of MetLife or his or her designee (the "Compliance Director").

----------
/1/ A Personal Account is any brokerage account maintained by or for the benefit of an individual or such person's "family member," including any account in which the individual or family member holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney. The term "family member" means an individual's spouse, child, or other relative, whether related by blood, marriage or otherwise, who either (i) resides with, or (ii) is financially dependent upon, or (iii) whose investments are controlled by the individual. The term also includes any unrelated person whose investments are controlled and whose financial support is materially contributed to by the individual, such as a "significant other."

/2/ For purposes of this Statement of Policy, the term "security" shall have the meaning set forth in Section 2(1) of the Securities Act of 1933 as amended, except that it shall not include shares of registered open-end investment companies issued or sponsored by organizations not affiliated with MetLife, securities issued by the Government of The United States of America, short term debt securities that are "government securities" within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended, bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Compliance Director. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security. Any question about whether a particular instrument is or is not a "security" should be referred to the Compliance Director.

The exact scope of what constitutes "material nonpublic information" is a continuously evolving area of law. For purposes of this Statement of Policy, "material nonpublic information" should be deemed to be any information about an issuer which would is nonpublic because it has not been disseminated in a manner which would cause it to be available to investors generally and if there is a substantial likelihood that the information would affect the market price for the securities or any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities of the issuer.

Material nonpublic information about a company or its securities is likely to originate from someone who is an "insider." The concept of "insider" is very broad. The term includes officers, directors and employees of a company. A person can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's outside counsel, outside accountants, consultants, bank lending officers, and the employees of such organizations, as well as, in certain cases, secretaries, administrative or legal assistants, messengers and printers. In addition, MetLife itself may become a temporary insider of a company with which it has a business relationship or for which it performs other services. In these situations, the company expects MetLife and its Employees to keep nonpublic information confidential. In addition, a person who receives material nonpublic information from an insider (a "tippee"), may assume the status of an insider with respect to the material nonpublic information received if the tippee knows or should know that this information has been provided in violation of the insider's duty to keep it confidential.

Any benefit derived from the misuse of material nonpublic information does not have to be monetary, but can be a reputational or goodwill benefit. For example, an insider who provides material nonpublic information to others in order to make it appear that he or she holds an important position, may violate the law. In addition, for example, a parent who provides material nonpublic information to a son or daughter who then purchases or sells securities may violate the prohibition on tipping.

In addition to the general prohibitions against purchasing or selling securities while in possession of material nonpublic information, and against disclosing such information to others who purchase or sell securities discussed above, there is a specific SEC rule concerning trading in connection with tender offers. This rule makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. The term "tender offer" generally refers to the purchase of a significant amount of securities of a company at a price above the prevailing market price.

Information should be presumed "material" if it relates to such matters as dividend increases or decreases, earnings and earnings estimates, changes in previously released earnings estimates, significant increases or decreases in orders for a company's products, dispositions of subsidiaries or divisions, merger or acquisition proposals or agreements, changes in debt ratings, significant new products or discoveries, extraordinary borrowing, significant major litigation, liquidity problems, extraordinary management developments, purchases or sales of substantial assets, actions by a company that may have an impact on the company's financial condition such as significant writedowns of assets, additions to reserves for bad debts or contingent liabilities, recapitalizations, restructurings, spin offs, leveraged buy-outs, contract awards, new products, voluntary calls of debt or preferred stock, public offerings of debt or equity securities, major price and marketing changes; significant litigation, impending bankruptcy, and investigations by government entities. Material information also includes similar major events that would be viewed as having materially altered the total mix of information available regarding a company or the market for its securities.

As a rule, information which is no longer timely or cannot otherwise be reasonably anticipated to have any immediate market impact will lack "materiality." Among the factors to be considered in determining whether information is actually "material" are the degree of its specificity, the extent to which it differs from information previously disseminated publicly, and its reliability in view of its nature and the source and the circumstances under which it was received.

Nonpublic information is information that has not been publicly disclosed. Information received about an insurer under circumstances which indicate that it is not yet in general circulation in the market place may be deemed to be nonpublic information. As a rule, before determining that information is public, one should be able to point out some readily demonstrable fact to show that the information has been disseminated to the public through, for example, an SEC filing, a press conference or press release or after delivery of the information to a stock exchange, the Associated Press, The New York Times. The Wall Street Journal or appropriate trade publications. In certain situations, the insider may be required to know that the information has been publicly disseminated.

III. Penalties for Insider Trading

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties includes:

     .    civil injunctions
     .    treble damages
     .    disgorgement of profits
     .    jail sentences (up to 10 years) for each violation
     . fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a tippee of that person, and
     . fines for the employer or other controlling person (i.e., supervisors) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Events have show how severe the penalties for insider trading can be and how becoming involved in insider trading can result not only in such things as fines and/or the loss of a person's liberty, but can also destroy careers and families and cause public humiliation and disgrace. The late 1980s cases involving Ivan Boesky, Dennis Levine and Wall Street Journal reporter R. Foster Winans are good examples.

In addition, any violation of this Statement of Policy can be expected to result in sanctions by MetLife, including, but not limited to, such disciplinary action as a warning, a reprimand, probation, suspension, demotion or dismissal of the persons involved, even if such violation does not also violate the law.

IV.  Making a Determination

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e., that the determination be made that the information in question is material nonpublic information) or the question should be referred to the Compliance Director for a ruling.

     Before trading for MetLife, yourself or others, in the securities of a company about which you may have potential inside information, ask yourself the following questions.

     Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                                       and

     Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal, The New York Times or other publications of general circulation?

     In certain instances, such as the creation of a so-called "Chinese Wall" with respect to a particular security, you may be notified that you are an insider with respect to such security and that trading in that security is prohibited.

If, after consideration of the foregoing, you have any questions as to whether the information is material and nonpublic, you should consult the Compliance Directors.

V.   MetLife Procedures

     A. Proper Course of Conduct for Those Who Possess Material Nonpublic Information

          1. If you have determined that information in your possession may be material and nonpublic (a) you should not purchase or sell the affected securities on behalf of yourself or others, including purchases or sales for any Company or Personal Accounts, (b) you should notify the Compliance Director immediately and consult with the Compliance Director regarding the appropriate course of action, and (c) you should refrain from discussing such information with any other personnel at MetLife or any of its affiliates (e.g., State Street, etc.) except in connection with your lawful duties as an employee of MetLife.

          2. In addition, if the material nonpublic information was obtained in the course of your employment with MetLife or otherwise, you should:

               (i) Identify the issuer or issuers of the securities about which such material nonpublic information relates and notify the Vice President and Investment counsel of the Securities Investments Section of the Law Department or his or her designee (the "Vice President and Investment Counsel") that such issuer or issuers may need to be placed on the MetLife Restricted List (the "Restricted List") (see below). Since no one else maintains a complete and current restricted list it is extremely important that the Vice President and Investment Counsel alone be contacted in this regard.

                    In order to comply with the federal securities laws and to detect and prevent both the misuse of material nonpublic information as well as the appearance of impropriety in connection with securities transactions, MetLife maintains a confidential Restricted List containing the names of companies about which MetLife or its employees posses material nonpublic information. The Restricted List identifies securities that are subject to trading restrictions by MetLife and its employees.

                    A security may be placed on the Restricted List on any occasion where, under the particular facts and circumstances, it is deemed necessary and appropriate to restrict trading in order to prevent the misuse of material nonpublic information.

                    During the period during which a security is listed on the Restricted List, neither MetLife nor its Employees who have been apprised of such listing may buy or sell, solicit trades in, or recommend the security.

                    The Vice President and Investment Counsel maintains a record of each addition to or deletion from the Restricted List. This record reflects the date and the time the security was added to or deleted from the Restricted List and the name(s) of the person(s) responsible for the addition to or deletion from the Restricted List (and names of all those who, in addition to the person responsible for placing a security on the Restricted List, also possess the information) and a brief summary of the reasons for the inclusion. The Restricted List is distributed to appropriate personnel, including traders within MetLife. The Restricted List is highly confidential and the contents of the List must not be communicated to any person other than persons deemed appropriate recipients of the Restricted List by the Vice President and Investment Counsel.

                    The Vice President and Investment Counsel also maintains a Watch List for those issuers and their securities where, even though neither MetLife nor its Employees possesses material nonpublic information about such issuers, MetLife or its Employees may, as a result of special relationships or otherwise, appear to be in the position of having such sensitive information.

                    The Vice President and Investment Counsel also maintains a Watch List which lists the securities of issuers about whom MetLife or its Employees have in their possession material nonpublic information as well as the names of those persons within MetLife (e..&., the Board of Directors, CMO members or senior management) who have been given such material nonpublic information and the date and time such persons' names were placed on such list.

               (ii) Do not communicate the material nonpublic information inside or outside MetLife except to other employees or agents of MetLife or its affiliates who need to know about such information in connection with work being performed on behalf of MetLife or its affiliates. When communicating material nonpublic information to others at MetLife or its agents is deemed necessary, you should inform such other employees or agents of the confidential nature of such information. You should also notify the Vice President and Investment Counsel of the identity of those persons so that their names may be added to the Restricted List.

Access to material nonpublic information must be restricted. For example, files containing such information should be securely maintained in one's own office or placed in limited access files within the files of one's unit or department and access to computer files containing such information must be restricted or especially coded to prevent and detect any improper use of such material.

As long as the information you possess remains material and nonpublic, you must comply with the provisions outlined in this Statement of Policy. Thereafter, (i) to the extent the securities of the applicable issuer were placed on a Restricted List or the Watch List, you should notify the Vice President and Investment Counsel or his or her designee that removal of such securities may be appropriate and , (ii) you may be free to trade on and communicate the relevant information (subject to any other applicable restrictions contained elsewhere in this Statement of Policy) after being advised by the Vice President and Investment Counsel that such issuer has been removed from the Restricted List. Those persons with access to the Restricted List and/or Watch List will be notified of the removal of any securities from such lists.

     B.   Personal Securities Transactions

     MetLife has several levels of reporting and monitoring with reset to personal securities transactions based on the nature of the Employee's duties and responsibilities at MetLife and the assessed likelihood of the Employee having access to material nonpublic information in the course of his or her employment.

          1.   Notification

          All employees designated as access persons are notified that they must abide by the terms and conditions of MetLife's Policy regarding the use of material nonpublic information obtained through their employment with MetLife or otherwise and that they are required to submit Quarterly Securities Transaction Reports (see below).

          2.   Personal Accounts and Personal Securities Transactions Reports

          MetLife requires Employees of certain units and departments whose activities involve investment advisory activities, and Employees of certain units and departments in which it is probable that material nonpublic information may be obtained in the course of carrying out their duties as MetLife Employees, to report all personal securities transactions on a quarterly basis. Initially, each Department Head will be requested to supply the Compliance Director with a list of such Employees. The Compliance Director will request each Department Head to periodically review the list of access persons on file with the Compliance Director for accuracy and completeness. Depending upon the likelihood that an Employee could obtain access to material nonpublic information, Employees within particular departments or units may be exempted from reporting. Personal Securities Transactions Report Forms for this purpose will be provided to those Employees required to file such reports. These reports will be subject to review by the Compliance Director (See "Supervisory Procedures" below). Certain Employees not regularly required to submit Personal Securities Transaction Reports may, however, be required to submit Personal Securities transaction Reports on a temporary basis as circumstances may warrant. Such Employee will be so notified by their Department Head or by the Compliance Director.

VI.  Personal Trading

     Reporting of Securities Transactions

     Any member of the Board of Directors of MetLife and certain officers of MetLife at the level of Senior Vice President or above and any person notified by his or her Department Head or Compliance Director is required to submit within ten days of the end of each calendar quarter a Personal Securities Transaction Report reflecting securities transactions in any Personal Account during the preceding quarter. In determining whether to subject other employees or classes of employees to this reporting requirement the Compliance Director, shall, in consultation with such Employee's Department Head, consider the Employee's position and responsibilities.

     Personnel occupying any of the positions referred to above shall become subject to the reporting requirements upon receipt of these policies and procedures.

     The quarterly Personal Securities Transaction Report shall reflect the following information: the title and amount of the security; the date; the nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which the transaction was effected; and the name of the broker, dealer or bank with or through whom the transaction was effected. All information concerning Personal Accounts and transactions effected therein shall be maintained by MetLife for six years. Such information will be maintained on a confidential basis and will be reasonably secured to prevent access to such records by any unauthorized personnel.

     Following the placement of security on the MetLife Restricted List, the Compliance Director or his designee shall monitor all trading by individuals required to report pursuant to this Policy in such security reported to him or her.

     All Personal Securities Transactions Reports will be compared by the Compliance Director against the Restricted List in effect at the time of the particular purchase or sale transaction. The Compliance Director against the Restricted List in effect at the time of the particular purchase or sale transaction. The Compliance Director shall complete an exception report for all personal trades in securities reflected on the Restricted List.

VII. Supervisory Procedures

     A.   Preventative Measures

     The Compliance Director will review the Personal Securities Transactions Reports in conjunction with information concerning MetLife's securities activities to determine if any questionable trading activity has occurred of if there has been any other trading which in the judgment of the Compliance Director may be questionable. If any such trading does appear to have occurred, the Compliance Director will seek to determine the extent, if any, to which MetLife's policies regarding the use of material nonpublic information have been violated.

     In determining whether to initiate an inquiry, the Compliance Director shall consider the following:

          .    the size of the account;
          .    prior trading activity in the account;
          .    size of the trade in question;
          .    type of transaction, e.g., short sale or option transaction;
          .    the timing of the trade in relation to receipt by MetLife of material non-public information;
          .    relationships between the trader and persons or departments that received material nonpublic information; and
          .    any pattern of trading.

     The Compliance Director will maintain a record of each investigation of possible misuse of material nonpublic information. The record shall include such information as the Compliance Director may deem appropriate, including the following information:

          .    the name of the security;
          .    the date on which the investigation was commenced;

          .    an identification of the accounts involved; and
          .    a summary of the disposition of the investigation

     If a violation appears to exist, the Compliance Director will take such action as he or she shall deem appropriate, including referral to MetLife's senior management, sanctions against the Employee(s) involved and/or referral of the matter to appropriate regulatory authorities.

     B.   Education

          Periodically, informational material describing the basic elements of MetLife's Statement of Policy with respect to material nonpublic information will be distributed to all employees. Such educational materials may include brochures, videotapes, CDROMs, articles in MetLife internal publications, training materials, segments on the "MetLife News," etc.

     C.   Review of Procedures

          This Statement of Policy will be reviewed no less frequently than annually and appropriate revisions in it will be made from time to time promptly as dictated or suggested by guidelines promulgated by the SEC, developments in the law, questions or interpretation and application and practical experience with the procedures contemplated by this Statement of Policy.

     D.   Overall Supervision

          Overall responsibility for supervisions and implementation of the programs and procedures described in this Statement of Policy rests with the Compliance Director. The Compliance Director has the authority to expand the certification and personal securities transactions reporting requirements to any Employee or group of Employees of MetLife as the Compliance Director shall deem appropriate, on a temporary or permanent basis. In addition, failure by any Employee to comply with any of the various reporting requirements specifically imposed by this Statement of Policy upon him or her, including the filing of false information, may subject the Employee to sanctions by MetLife including possible dismissal.

     E.   Consultation

          Compliance with applicable laws and with MetLife's policies described in this Statement of Policy and MetLife's Policy Guide for Business Conduct or any other policy or procedure with respect to insider trading, is the responsibility of each person. However, interpretative questions may arise, such as whether certain information is this Statement of Policy are applicable in a given situation. The Compliance Director should be contacted if you have any questions whatsoever concerning this Statement of Policy.

                  Employee Code Of Business Conduct And Ethics

                (Metlife, Inc., Its Subsidiaries And Affiliates)

                            Message from the chairman

Success in the financial services industry is dependent upon a company's reputation for integrity. This reputation, which takes years to establish, can only be developed by a tradition of behavior and deeds that engender trustworthiness. MetLife is successful because we have earned people's trust. Indeed, the MetLife Vision, "to build financial freedom for everyone," has at its core the concept of always doing what is right by our customers.

This Employee Code of Business Conduct and Ethics summarizes the standards that must guide our actions. It is imperative that we abide by these standards and raise awareness of issues that may undermine our Company's integrity. However, this Code cannot cover every situation where choices and decisions must be made. Good common sense is our best guide.

We must be diligent in protecting the Company's reputation. Each of us must take personal responsibility for conducting our business endeavors with truth, sincerity and fairness, consistent with our core values. We must make certain that adequate control processes are in place, open lines of communication exist and that we continue our culture of not tolerating unethical behavior.

We are committed to having MetLife be "the world's most trusted company." What we do today will define our place in the future. I know I can count on each of you to sustain the legacy of trust that we have built.

Robert H. Benmosche
Chairman of the Board and
Chief Executive Officer

             -------------------------------------------------------

                       Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics applies to all employees and officers of the subsidiaries and affiliates of MetLife, Inc., which are referred to in this Code as MetLife or the Company.

MetLife is proud of its reputation for integrity and honesty and is committed to these core values. Personal responsibility is at the core of the Company's principles and culture. MetLife's reputation depends on you maintaining the highest standards of conduct in all business endeavors. You have a personal responsibility to protect this reputation, to "do the right thing," and to act with honesty and integrity in all dealings with customers, business partners and each other. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

The principles set forth in this document describe how you should conduct yourself. This Code does not address every expectation or condition regarding proper and ethical business conduct. Good common sense is your best guide. It does not substitute for Company policies and procedures. In every business-related endeavor, you must follow the ethics and compliance principles set forth in this Code as well as all other applicable corporate policies and procedures.

You are accountable for reading, understanding and adhering to this Code. Further, compliance with all laws, rules and regulations related to Company activities is mandatory and your conduct must be such as to avoid even the appearance of impropriety. Failure to do so could result in disciplinary action, up to and including termination of employment.

If you are uncertain about what to do, refer to the relevant section of this Code. If you are still unsure, speak with your supervisor or, if you prefer, communicate with any of the other points of contact indicated. If you have any doubt, ask for help.

                                In the Workplace

MetLife is committed to providing a diverse and inclusive work environment, free of all forms of unlawful discrimination, including any type of harassment.

Respect

The Company's greatest strength lies in the talent and ability of its associates. Since working in partnership is vital to MetLife's continued success, mutual respect must be the basis for all work relationships. Engaging in behavior that ridicules, belittles, intimidates, threatens or demeans, affects productivity, can negatively impact the Company's reputation and may violate the law. You are expected to treat others with the same respect and dignity that any reasonable person may wish to receive, creating a work environment that is inclusive, supportive and free of harassment and unlawful discrimination.

Equal Employment Opportunity

The talents and skills needed to conduct business successfully are not limited to any particular group of people. MetLife has a long-standing commitment to a meaningful policy of equal employment opportunity. The Company's policy is to ensure equal employment and advancement opportunity for all qualified individuals without distinction or discrimination because of race, color, religion, gender, sexual orientation, age, national origin, disability, covered veteran status, marital status or any other unlawful basis. As part of this commitment, MetLife will make reasonable accommodations for applicants and qualified employees.

Sexual Harassment and Other Discriminatory Harassment

Sexual harassment and other discriminatory harassment are illegal and violate Company policies. Actions or words of a sexual nature that harass or intimidate others are prohibited. Similarly, actions or words that harass or intimidate based on race, color, religion, gender, sexual orientation, age, national origin, disability, covered veteran status, marital status or any other unlawful basis are also prohibited.

                     Business Conduct Certification Program

The responsibility for maintaining the Company's reputation for integrity and compliance rests in large measure on associates who guide its operations and others in particularly sensitive positions. The Business Conduct Certification Program is designed to have you affirm your compliance with the standards contained in this Code and to help identify situations that may in fact, or in appearance, involve conflicts of interest or other improper conduct. If you are required to complete or update a Business Conduct Certificate, you must do so in a timely and forthright manner with accurate responses. Above all, you must remember that any act that gives the appearance of being improper can damage MetLife's reputation and impair the public's confidence in the Company. All such acts must be avoided.

You must acknowledge that you have read and understand this Employee Code of Business Conduct and Ethics. In addition, management-level associates must periodically disclose on a Business Conduct Certificate information that is considered to be directly relevant to avoiding problems with compliance obligations, self-dealing and impropriety. In certain circumstances, disclosure is required even if appropriate approval is obtained. An investigation may be conducted to resolve potential problems. All associates are required to cooperate in reaching a resolution of any issues found.

Conflicts of Interest

Company policy prohibits conflicts of interest. A "conflict of interest" occurs when your private interest interferes in any way with the interests of MetLife. In addition to avoiding conflicts of interest, you should also avoid even the appearance of a conflict. A conflict situation can arise when you or a member of your family takes actions or has interests that may make it difficult for you to perform your work for the Company objectively and effectively. A conflict of interest can also arise when you or a member of your family receives improper personal benefits as a result of your position at MetLife. Though it is impossible to list every activity or situation that could present a problem, certain of the more obvious ones are noted below.

Corporate Opportunities

You owe a duty to MetLife to advance its legitimate interests. You are prohibited from competing with the Company and from using corporate property, information or position for personal opportunities or gain.

Outside Activities

     Officer or Director of Another Business

You may not serve as a director, officer, trustee, partner or in any other principal position of another for-profit or publicly held organization or company without the prior approval of MetLife's Chief Executive Officer (or a designee). Such requests for approval should be directed through the office of the Chief Compliance Officer. You should obtain approval from MetLife's

Chief Executive Officer (or a designee), your department head or MetLife's Chief Compliance Officer before agreeing to serve on the board or in a principal position of a trade or professional association or of a non-profit organization. In any event, these outside activities must not impact in any way your daily job responsibilities in your current position.

     Second Job

Your first loyalty as an employee is to the Company. Because employment outside of MetLife could interfere with your responsibilities to MetLife or be detrimental to the Company, you are encouraged to discuss the situation with your manager or Ethics and Compliance Officer. Further, special rules apply to NASD registered representatives and principals and these individuals should also contact the SEC/NASD Vice President & Compliance Director for guidance.

You may not use or offer for use MetLife resources (time, technology, property or information) for non-MetLife business.

Vendors, Suppliers and Consultants

All vendors, suppliers and consultants shall be approved in accordance with Company policies and procedures. MetLife's business relationships must be totally based on their ability to competitively meet the Company's business needs. If your association with a current or prospective Company vendor, supplier or consultant is of a nature that gives rise, or potentially gives rise, to a conflict of interest, the Company may have to refrain from entering into the relationship and, in any event, you must not be involved in any way with approving, managing or influencing the Company's business relationship.

Gifts and Entertainment

The occasional exchange of inexpensive gifts and modest forms of entertainment that have no special significance attached and are reasonable in nature, frequency and cost, are normal in business and help build strong and trusting relationships with customers, suppliers and other business partners. However, receiving such gifts or entertainment must never affect your judgment or decision-making, nor should they be offered in return for favorable treatment from others.

What constitutes good business practice with respect to gifts and entertainment varies by industry, business unit and location. Gifts from agents to individual insurance clients of other than de minimus value are generally regarded as "rebates" and as such are prohibited. Gifts to you valued at more than $100(US) or forms of business entertainment that exceed reasonable and customary practices should be politely declined, unless approved in advance by your manager for sound business reasons.

Communication of Conflicts

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be disclosed. If you have any doubt about whether a conflict of interest exists after consulting this Code, you should seek assistance from the appropriate persons or entities identified in the Resources section, so that you can make that determination.

                   Compliance With Laws, Rules and Regulations

You are required to comply fully with all laws, rules and regulations affecting MetLife's business and its conduct in business matters. Regarding international operations, it is expected that the Company will comply with the laws of the countries in which we operate. Where Company policy differs from local law or custom, you should follow the more restrictive policy. Because the laws that are applicable to the Company's businesses are often very complex and penalties for violations are severe, you should consult the Law Department if you have any questions or concerns. If you suspect or become aware of a violation by an employee or the Company, it is your responsibility to report this immediately. Certain key laws are listed below.

Insider Trading

It is unlawful to buy or sell securities on the basis of material, non-public information (whether such information is gained in the course of employment or otherwise) for Company-owned or managed accounts, for personal accounts, or for any accounts that associates may influence, including, but not limited to, accounts of family members. This type of activity is known as "insider trading" and is prohibited by securities laws and Company policy.

Information may be material if there is a substantial likelihood that the information would affect the price of the security or that a reasonable investor would consider the information significant in deciding whether to buy or sell a security. Information is considered to be non-public if it has not been disclosed to the public. Generally, information is considered disclosed to the public if it has been published in newspapers or other media, has been the subject of a press release or a public filing with the SEC and, in all cases, at least 48 hours has passed since the publication, release or filing.

Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so-called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. If you violate the Company's insider trading policy, sanctions imposed by law enforcement officials, as well as Company-imposed sanctions, up to and including termination of employment, could result.

Antitrust

Antitrust laws are designed to preserve and foster free and open competition and thereby assure reasonable prices, efficient services and a productive economy. Any activity that reduces or limits free and open competition is subject to antitrust scrutiny. Deliberate or even accidental violations of these laws must not occur. For example, the Company may not agree with competitors to fix prices or terms of financial services, to designate pre-determined geographical areas where each will do business or to boycott anyone.

Money Laundering

Money laundering involves an attempt to conceal the true source of funds and typically takes one of two forms. There are transactions used to transform the proceeds from illicit activities into funds with an apparently legal source and there are transactions that take legitimate funds and funnel them through organizations to fund illegitimate activities, such as terrorism. Money laundering often involves complex financial transactions and encompasses many different types of financial products and services.

Under the existing money laundering laws of the U.S., it is a crime if you engage knowingly in a financial transaction that involves proceeds from criminal activities or is intended to promote illegal activity. Such knowledge includes "willful blindness" to the legitimacy of the source of the funds. Severe penalties, including substantial fines and even imprisonment, can be imposed on companies and their associates for involvement in or failure to report actual or even suspicious activities relating to money laundering.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (FCPA) prohibits the giving or offering of money or anything of value, including gifts or services:

     . directly or indirectly to a foreign official, a foreign political parry or an official or candidate of that party, an officer or employee of the United Nations or other public international organization or a representative of any foreign official,
     . for the purpose for the purpose of influencing any act or decision by a foreign official, or for the purpose of persuading a foreign official to use the official's influence to affect any act or decision of a foreign government or agency or public international organization, or for the purpose of securing any improper advantage, and
     .    to assist the Company in doing business.

The FCPA does not prohibit any of the following:

     . payments of reasonable and bona fide expenses, such as travel and lodging, that are directly related to the promotion, demonstration or explanation of a product or service, so long as the payment is not for a corrupt purpose,
     . payments that are legal under a foreign country's written laws or regulations, and
     . "facilitating" or "expediting" payments of small value to effect routine, non-discretionary governmental action (unrelated to the process of awarding business), such as obtaining visas, arranging for utility hookups or the like, where the practice is usual or customary in the country concerned.

While the law allows certain payments to foreign officials to facilitate routine government actions, determining what is a permissible "facilitating" payment involves difficult legal judgments. Therefore, except for legally prescribed fees and similar payments, no payment or gift may be made to a foreign official related to business activities unless the transaction is approved in advance by the General Counsel or a designee. You should make every effort to eliminate or minimize such payments. If such payments are approved, they must be properly recorded in the Company's books and records.

MetLife and its associates will not directly or indirectly engage in bribery, kickbacks, payoffs or other corrupt business practices, in their relations with governmental agencies or customers.

Boycotts

U.S. antiboycott laws and regulations prohibit or severely restrict the Company from participating in boycotts against countries friendly to the U.S. and require us to report both legal and illegal boycott requests to the government.

                       Financial Management and Disclosure

As a large financial services company, MetLife must maintain strict compliance with both the spirit and the letter of all laws and regulations governing disclosure, financial reporting and records, and exercise responsible use of and control over financial assets.

Accounting Standards

MetLife maintains its accounting records and prepares its financial statements in accordance with accounting principles generally accepted in the U.S. (GAAP) and with statutory accounting principles, as promulgated by the National Association of Insurance Commissioners and other regulating authorities. If you are aware or have reason to believe that there are violations of either law or policy regarding the Company's financial records or operations, you are obligated to report such information promptly.

Audits and Outside Examinations

There may be occasions when the operations of MetLife are subject to audit or examination. These reviews may be conducted by internal business units, such as the Auditing Department, or outside entities, such as the Company's external auditor, State Insurance Departments, the NASD, the SEC or the OCC. Both the law and MetLife policy require that you cooperate fully with all appropriate requests for information, and prohibit attempting to influence, interfere with or provide inaccurate information in response to a legitimate audit or examination request. You may not fraudulently influence, mislead, manipulate or coerce outside auditors if you know or you are unreasonable in not knowing that by doing so you could render the financial statements materially misleading or affect the auditors in other ways. If you are contacted by an outside agency regarding a financial examination or audit, you must immediately notify the Auditing Department before responding. If the contact is initiated by a State Insurance or Securities Department, the NASD, the SEC or the OCC, you should contact the Corporate Ethics & Compliance Department.

                   Protection and Proper Use of Company Assets

Safeguarding and appropriately using Company assets, whether those assets take the form of paper files, electronic data, computer resources, trademarks or otherwise, is critical.

Confidentiality

MetLife is committed to preserving customer and employee trust. All information, whether it is business, customer or employee-related, must be treated in a confidential manner, and disclosing it is limited to those people who have an appropriate business or legal reason to have access to the information. You need to take special precautions when transmitting information via e-mail, fax, the Internet or other media. Remember to treat all such communications as if they were public documents and printed on letterhead.

In addition, Company meetings are confidential. You may not use audio or video equipment to record these meetings without the specific prior authorization of the head of your department.

Technology

Safeguarding computer resources is critical because the Company relies on technology to conduct daily business. Software is provided to enable you to perform your job and is covered by federal copyright laws. You cannot duplicate, distribute or lend software to anyone unless permitted by the license agreement.

MetLife provides electronic mail (e-mail) and Internet access to assist and facilitate business communications. All information stored, transmitted, received, or contained in these systems is the Company's sole property and is subject to its review at any time. All e-mail and Internet use must be consistent with MetLife's policies, practices and commitment to ensuring a work environment where all persons are treated with respect and dignity. Because these systems provide access to a worldwide audience, you should act at all times as if you are representing MetLife to the public, and should preserve MetLife's system security and protect its name and trademarks. You must act responsibly and adhere to all laws and Company policies when using e-mail or the Internet.

You must use your computer appropriately in accordance with Company standards and be sure to secure both the computer and all data from loss, damage or unauthorized access, reporting all instances of unauthorized access to the Information Technology Department.

                                 Administration

Reporting of Any Illegal or Unethical Behavior; Points of Contact

If you are aware of any illegal or unethical behavior or if you believe that an applicable law, rule or regulation or this Code has been violated, the matter must be promptly reported to your supervisor, the Employee Fraud Hotline or Ethics Helpline, your Ethics and Compliance Officer, your Human Resources Generalist, MetLife's General Auditor or MetLife's Chief Compliance Officer. In addition, if you have a concern about the Company's accounting practices, internal controls or auditing matters, you should report your concerns to these same persons or entities. If you wish to make a report with respect to any of these matters anonymously, you may call the Employee Fraud Hotline or Ethics Helpline. Telephone numbers for these persons and entities, points of contact and other useful information are located in the Resources section at the end of this Code.

Your supervisor is normally the first person you should contact if you have questions about anything in this Code or if you believe MetLife or an associate is violating the law or Company policy or engaging in conduct that appears unethical. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances; you may contact the head of your department or one of the other persons or entities listed above. Furthermore, you should take care to report violations to a person who you believe is not involved in the alleged violation. All reports of alleged violations will be promptly investigated and, if appropriate, remedied, and if legally required, immediately reported to the proper governmental authority.

You will be expected to cooperate in assuring that violations of this Code are promptly addressed. MetLife has a policy of protecting the confidentiality of those making reports of possible misconduct to the maximum extent permitted by law. In no event will there be any retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation, internal policy or this Code. Any supervisor intimidating or imposing sanctions on someone for reporting a matter will be disciplined up to and including termination.

You should know that it is unlawful to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer relating to the possible commission of any federal offense. Employees who allege that they have been retaliated against for providing information to a federal agency, Congress or a person with supervisory authority over the employee about suspected fraud may file a complaint with the Department of Labor, or in federal court if the Department of Labor does not take action.

Responding to Improper Conduct

This Code will be enforced on a uniform basis for everyone without regard to his or her position. Violators of this Code will be subject to disciplinary action. Supervisors and managers of a disciplined employee or an employee reporting a violation may also be subject to disciplinary action for failure to properly oversee an employee's conduct, or for retaliation against an employee who reports a violation.

The response will depend upon a number of factors including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in compensation or termination. In any disciplinary action arising from violations of this Code, prior truthful disclosure, or the failure to fully disclose the issue and all pertinent information with respect to the issue, will weigh heavily in the disposition of the matter. Certain actions and omissions prohibited by the Code might also be unlawful and could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.